SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL INTERNATIONAL SMALLCAP FUND, INC.
                              HELD NOVEMBER 2, 1999

1.  Election of the Board of Directors.

                            For              Withheld

    Aschenbrenner        1,644,154             17,603
    Davis                1,644,602             17,155
    Eucher               1,644,387             17,370
    Ferguson             1,644,485             17,273
    Gilbert              1,644,600             17,158
    Griswell             1,642,275             19,483
    Kimball              1,643,970             17,787
    Lukavsky             1,644,325             17,432

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         1,650,019            6,067                 5,671

3.  Amendment of Management Agreement to:
    A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

         1,634,641            12,187                14,930

    B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

         1,633,760            11,009                16,989